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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                   SEVENTH RESTATED ARTICLES OF INCORPORATION
                                       OF
                            TRIKON TECHNOLOGIES, INC.

The undersigned certify that:

1. They are the Chief Executive Officer and the Secretary, respectively, of Trikon Technologies, Inc. (the "Corporation"), a California corporation.

2. Paragraph 1 of Article IV of the Seventh Restated Articles of Incorporation of the Corporation is amended and restated in its entirety to read as follows:

                  "The Company is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock", respectively. The number of shares of Common Stock authorized to be issued is Fifty Million (50,000,000) and the number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000).

3. The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of shares of the Corporation entitled to vote on the amendment is 11,678,056 shares of Common Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required for approval of the amendment. The percentage vote required for the approval of the amendment was more than 50% of the outstanding shares of Common Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated:   January 4, 2001
                                      /s/ Nigel Wheeler
                                      -----------------------------------------
                                      Nigel Wheeler, Chief Executive Officer

                                      /s/ Jeremy Linner
                                      -----------------------------------------
         Jeremy Linnert, Secretary